Exhibit 99


                                                             September 20, 2002




                        Mazda Issue of Convertible Bonds


Today, Mazda Motor Corporation is announcing a Yen 60 billion (US$492 million, 503 million euro) offering of Convertible Bonds. Ford Motor Company, which presently owns 33.39% of Mazda, intends to purchase Yen 20 billion (US$164 million, 168 million euro) of the bonds; the balance will be sold to the public.

Proceeds of the issue will be used to fund Mazda's debt repayments occurring over the next two years. Together with the Yen 38 billion (US$312 million, 319 million euro) syndicated bank borrowing completed in July, this convertible bond offering will give Mazda a substantial amount of operating flexibility and liquidity protection. A key element of Mazda's strategy is to maintain high levels of liquidity and to pre-fund maturing debt when there are attractive opportunities to do so. This offering also helps Mazda maintain its funding diversification and achieve term extension on its debt portfolio.

Mr. Booth, Mazda's President, commented, "I think this is great news for Mazda. These bonds will be offered to retail and institutional investors across the country. I know they are excited about our new products, and this gives them a chance to participate in the success of our Millennium Plan. In addition, the offering provides further evidence of the depth and strength of the Ford/Mazda relationship and substantially enhances our balance sheet and overall financial condition."